Exhibit 99.1

Alliqua BioMedical, Inc. Announces Preliminary First Quarter 2015 Revenue Results & Updates Fiscal Year 2015 Revenue Guidance

First fiscal quarter with revenue in excess of $2 million

LANGHORNE, Pa., April 23, 2015 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced preliminary financial results for the first quarter ended March 31, 2015.

Q1 Highlights:

•	Total revenue increased approximately 258% year-over-year to approximately $2.1 million. Organic revenue growth was approximately 170% year-over-year.
•	Proprietary products revenue increased approximately 1,215% year-over-year to approximately $1.5 million. Organic proprietary product revenue growth was approximately 748% year-over-year.
•	The Company is updating its revenue guidance for the fiscal year 2015 period. The Company now expects total revenue in a range of $16.3 million to $18.8 million, compared to a previous expectation of revenue in a range of $15.5 million to $18 million.
•	The updated guidance reflects the expected incremental contributions from the acquisition of Celleration, Inc. (“Celleration”), based on a new expected closing date of May 29, 2015, compared to the prior expected closing date of June 30, 2015. Accordingly, the Company expects its revenue attributable to the Celleration business to be in the range of approximately $5.3 million to $5.8 million, compared to the Company’s previous expectation of revenue attributable to the Celleration business in a range of $4.5 million to $5.0 million.

“We are pleased with our first quarter revenue performance and feel that we are off to a great start to fiscal year 2015,” said David Johnson, Chief Executive Officer of Alliqua. “Our preliminary first fiscal quarter revenue result in excess of $2 million was driven by solid contributions from our proprietary products segment, particularly our Sorbion franchise, and strong growth in our contract manufacturing business.”

“Our recently announced agreement to acquire Celleration is proceeding ahead of plan, and we now expect to close on May 29th. We continue to remain focused on obtaining Medicare Administrative Contractor (MAC) coverage for our Biovance Human Amniotic Membrane Allograft, and we were pleased to announce that we added our first MAC, Novitas, on April 10th. In light of our accomplishments so far this year, I am proud of our significant progress, and look forward to the future for Alliqua, as we continue to execute on our strategic growth plan, expand our addressable market and drive adoption of our innovative technologies in the advanced wound care market.”

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua’s electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. Such statements are based on management's good faith expectations and are subject to numerous factors, risks and uncertainties that may cause actual results, the outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, failure to consummate or delay in consummating the Celleration acquisition; the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third-party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on February 24, 2015, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. After the date of this press release, we do not intend to update any of the forward-looking statements to conform those statements to actual results or to changes in the Company's expectations, except as required by law.

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com